Exhibit 99.1

Dec 27, 2017

OTC Disclosure & News Service

Attitude Beer Announces New Operating Partnership With World of Beer Corporate Parent

PR Newswire

NEW YORK, Dec. 27, 2017

NEW YORK, Dec. 27, 2017 /PRNewswire/ -- Harrison Vickers', Attitude Beer Holding Company subsidiary, announced today that it has reached an agreement with the operating and marketing units of the chain of World of Beer taverns, to manage its taverns in Connecticut and Massachusetts. The deal as structured, allows for World of Beer to take over the daily operations of the taverns which should dramatically improve efficiencies and top line sales. Additionally, the 9% royalties previously paid under the old agreement with NEWOB will be eliminated, thereby driving significant benefits to the bottom line of the business. Further, World of Beer has become an equity partner in both the West Hartford CT and Cambridge MA tavern operations.

Jeff Canouse, CEO of Harrison Vickers stated, "This transaction puts our taverns on much firmer footing. The increased efficiencies from the experienced operators and marketers at World of Beer, along with the significant economic improvement to our bottom line, should position the Company well for the coming year and beyond."

About Attitude Beer / Harrison Vickers & Waterman

Attitude Beer Holding Company is a wholly owned subsidiary of Harrison, Vickers and Waterman Inc. (HVCW) and is the majority partner in ownership of World of Beer taverns in West Hartford CT and Cambridge MA. Attitude Beer Holdings owns the World of Beer franchising rights to Connecticut and Western Massachusetts including the greater Boston area.

Safe Harbor Statement:

Except for statements of historical fact, the matters discussed in this press release are forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made herein regarding the intent, belief or current expectations of Harrison Vickers are forward-looking statements that reflect numerous assumptions, risks and uncertainties, many of which are beyond our control, and any of which could cause our actual future results to differ materially from our stated expectations today. Prospective investors are cautioned that our forward-looking statements are never guarantees of future performance. Important factors currently known to management that could cause our actual future results to differ materially from those indicated in our forward-looking statements today include our limited operating history, fluctuations in our operating results, our ability to compete successfully and our ability to attract necessary capital on satisfactory terms. Except as required by applicable law, we undertake no obligation to update or revise our forward-looking statements to reflect changed assumptions, the occurrence of unanticipated future events or changes in our future operating results.

Contact: info@attitudebrands.com

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SOURCE Harrison Vickers & Waterman Inc.

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